Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	PadillaCRT
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	shawn.brumbaugh@padillacrt.com
	763-354-1800	612-455-1754

Arctic Cat Reports Fiscal 2015 Second Quarter Results

Net sales up 10 percent to $262.5 million in second quarter;

Quarterly net earnings of $1.18 per diluted share, or $1.44 as adjusted;

Year-to-date sales increased 13 percent;

Company adjusts full-year sales and earnings outlook for fiscal 2015

MINNEAPOLIS, October 23, 2014 – Arctic Cat Inc. (NASDAQ: ACAT) today reported net earnings of $15.4 million, or $1.18 per diluted share, on higher net sales of $262.5 million for the fiscal 2015 second quarter ended September 30, 2014. As previously announced, the company recorded a non-recurring charge of approximately $5.4 million pretax for ATV warranty expense that reduced 2015 second quarter earnings by $0.26 per diluted share. Excluding this charge, the company’s adjusted second-quarter earnings were $1.44 per diluted share. In the prior-year quarter, Arctic Cat reported net earnings of $23.4 million, or $1.70 per diluted share, on net sales of $238.5 million.

Commented Christopher Twomey, Arctic Cat’s chairman and chief executive officer: “Solid sales increases in the second quarter were led by double-digit gains in our snowmobile product line, as well as parts, garments and accessories. We also saw continued strong sales of our Wildcat side-by-side models and excitement around new Wildcat models introduced to our line-up late in the second quarter. Gross margins, however, were impacted by the significant volume of OEM partner snowmobile models that shipped in the quarter. Looking ahead, we remain focused on maintaining a robust pipeline of innovative new products and improving the company’s long-term operating efficiency.”

Second-Quarter Operating Review

Arctic Cat’s fiscal 2015 second-quarter net sales rose approximately 10 percent to $262.5 million, due to higher snowmobile sales to its OEM partner and Arctic Cat’s dealers, strong Wildcat™ sales and double-digit sales gains in the parts, garments and accessories (PG&A) business.

Arctic Cat Reports Fiscal 2015 Second Quarter Results – 2

Gross profit margin in the 2015 second quarter was 21.0 percent, or 23.0 percent as adjusted excluding the non-recurring warranty expense, compared to 25.9 percent in the prior-year quarter. The gross profit margin decline stemmed primarily from the timing of OEM sales, ATV warranty expense and the unfavorable Canadian currency exchange, as approximately 30 percent of Arctic Cat’s annual sales are to Canada.

Operating profit in the 2015 second quarter was $24.1 million compared to $36.3 million in the same quarter last year, chiefly due to lower gross margins, primarily as a result of the non-recurring warranty expense, and increased general and administrative expenses. The company continued to invest in research and development to ensure a strong pipeline of new products and technologies.

Arctic Cat ended the 2015 second quarter with cash and short-term investments totaling $24.0 million, and no long-term debt. During the quarter, Arctic Cat’s board of directors authorized a new share repurchase program for up to $25 million of common stock.

For the six months ended September 30, 2014, Arctic Cat’s net earnings were $19.0 million, or $1.45 per diluted share, compared to $28.8 million, or $2.10 per diluted share, in the prior-year period. Arctic Cat’s adjusted earnings totaled $1.79 per diluted share, excluding an executive severance charge of $0.08 per diluted share and a warranty expense charge of $0.26 per diluted share recorded in the fiscal 2015 first half. Year to date, the company’s net sales increased 13 percent to $406.1 million versus net sales of $359.3 million in the year-ago first six months.

Business Line Results

ATVs/Side-by-Sides – Sales of Arctic Cat’s all-terrain vehicles (ATVs) and side-by-sides totaled $69.6 million, down 4 percent compared to prior-year sales of $72.7 million. During the quarter, the company unveiled 15 new 2015 models of all-terrain vehicles (ATVs) and recreational off-highway vehicles (ROVs) at its annual ATV/ROV dealer meeting in mid-September.

Expanding its high-performance line of side-by-sides, Arctic Cat introduced three Wildcat Sport models on a new 60-inch wide chassis. The new chassis’ width offers consumers a mid-sized option between the original Wildcat and the recently introduced Wildcat Trail model, with its narrower 50-inch stance. In addition, Arctic Cat debuted the Wildcat Trail Limited EPS, which is an upscale version of the Wildcat Trail with its 50-inch wide chassis, and the Prowler XT side-by-side recreation model.

In addition, new 2015 model year ATVs unveiled included the all-new XR line designed for the sport utility segment and the TRV® 1000 XT EPS, with its two-person seating for the touring category.

Arctic Cat Reports Fiscal 2015 Second Quarter Results – 3

Snowmobiles – Snowmobile sales in the fiscal 2015 second quarter rose to $157.8 million, up from $135.4 million in the prior-year quarter. The increased snowmobile sales were largely due to Arctic Cat’s expanded OEM partnership. Following strong retail sales and market share gains in fiscal 2014, Arctic Cat anticipates higher snowmobile sales to its dealers in the current fiscal year.

Parts, Garments & Accessories – Sales of parts, garments and accessories (PG&A) in the fiscal 2015 second quarter grew 15 percent to $35.1 million, up from $30.4 million in the prior-year quarter. The increase was driven by sales of newly developed accessories for Arctic Cat’s expanding line of Wildcat models, as well as snowmobile parts, garments and accessories.

Fiscal 2015 Full-Year Outlook

Commented Twomey: “Fiscal 2015 remains a challenging year. We are working to further reduce dealer inventory levels by lowering the company’s previously planned core ATV sales to North America dealers in the current fiscal year. Similarly, we now expect lower international sales, including sales to Russia. As a result of these factors, combined with charges recorded in the first half, we are adjusting the company’s outlook for fiscal 2015 full-year sales and earnings. Going forward, we remain focused on positioning the company for improved long-term financial performance.”

For the fiscal year ending March 31, 2015, Arctic Cat now estimates fiscal 2015 full-year sales in the range of $745 to $755 million and net earnings of $1.55 to $1.65 per diluted share. Arctic Cat’s revised outlook includes an executive severance charge of $0.08 per diluted share recorded in the first quarter, warranty expense charge of $0.26 per diluted share recorded in the second quarter, and the anticipated unfavorable Canadian currency impact up to $0.79 per diluted share for the fiscal 2015 full year. Excluding first-half charges, the company anticipates fiscal 2015 earnings in the range of $1.89 to $1.99 per diluted share, as adjusted. The new earnings guidance excludes any new CEO and CFO transition costs that could be incurred in the 2015 second half. Previously, Arctic Cat anticipated net earnings of $2.25 to $2.35 per diluted share on net sales in the range of $775 million to $786 million.

Conference Call

A conference call is scheduled for 10:30 a.m. CT (11:30 a.m. ET) today. To listen to the live call, dial 888-572-7033. The webcast may be accessed through the investor relations section of www.arcticcat.com/corporate. In addition, a telephone replay will be available through October 30, 2014, by dialing 888-203-1112, passcode 7907877.

Arctic Cat Reports Fiscal 2015 Second Quarter Results – 4

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2015 outlook, business strategy, expected product introductions and demand. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales, pricing and sales incentives; increase in material or production cost which cannot be recouped in product pricing; unexpected delays in the introduction of new products; changes in the sourcing of engines; interruption of dealer floorplan financing; warranty expenses and product recalls; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of reserves or insured amounts; environmental and product safety regulatory activity; effects of the weather; general economic conditions and political changes; interest rate changes; consumer demand and confidence; and those set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2014, under heading “Item 1A. Risk Factors.” The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

Arctic Cat Reports Fiscal 2015 Second Quarter Results – 5

ARCTIC CAT INC. Financial Highlights (000s omitted, except per share amounts) (Unaudited)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net Sales
Snowmobile & ATV Units	$227,382	$208,076	$347,360	$306,990
Parts, Garments & Accessories	35,097	30,449	58,758	52,303

Total Net Sales	262,479	238,525	406,118	359,293
Cost of Goods Sold
Snowmobile & ATV Units	185,064	157,748	282,765	235,656
Parts, Garments & Accessories	22,334	19,103	37,471	32,803

Total Cost of Goods Sold	207,398	176,851	320,236	268,459

Gross Profit	55,081	61,674	85,882	90,834
Operating Expenses
Selling & Marketing	12,074	12,116	19,055	19,110
Research & Development	6,621	6,286	11,967	11,568
General & Administrative	12,325	7,019	25,229	15,430

Total Operating Expenses	31,020	25,421	56,251	46,108

Operating Profit	24,061	36,253	29,631	44,726
Other Income (Expense)
Interest Income	6	7	10	16
Interest Expense	(209)	(37)	(249)	(40)

Total Other Expense	(203)	(30)	(239)	(24)

Earnings Before Income Taxes	23,858	36,223	29,392	44,702
Income Taxes	8,469	12,858	10,434	15,869

Net Earnings	$15,389	$23,365	$18,958	$28,833

Net Earnings Per Share
Basic	$1.19	$1.75	$1.47	$2.17

Diluted	$1.18	$1.70	$1.45	$2.10

Weighted Average Shares Outstanding:
Basic	12,922	13,379	12,909	13,297

Diluted	13,074	13,726	13,078	13,718

	September 30,
Selected Balance Sheet Data:	2014	2013
Cash and Short-term Investments	$24,022	$40,074
Accounts Receivable, net	106,039	105,071
Inventories	170,084	171,174
Total Assets	379,446	381,789
Short-term Bank Borrowings	0	0
Total Current Liabilities	170,143	175,361
Long-term Debt	0	0
Shareholders’ Equity	200,224	201,857

Arctic Cat Reports Fiscal 2015 Second Quarter Results – 6

	Three Months Ended			Six Months Ended
	September 30,			September 30,
Product Line Data:	2014	2013	Change	2014	2013	Change
Snowmobiles	$157,791	$135,425	17%	$213,943	$157,999	35%
All-Terrain Vehicles	69,591	72,651	-4%	133,417	148,991	-10%
Parts, Garments & Accessories	35,097	30,449	15%	58,758	52,303	12%

Total Sales	$262,479	$238,525	10%	$406,118	$359,293	13%

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